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                                                                    Exhibit 8.1

_________, 2004

Lucent Technologies Inc.
600 Mountain Avenue
Murray Hill, New Jersey 07974

Re: Merger pursuant to Agreement and Plan of Merger among Lucent Technologies Inc., Arreis Acquisition Inc., and Telica, Inc.

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the filing of a registration statement (the "Registration Statement") on Form S-4, which includes the Prospectus relating to the Agreement and Plan of Merger dated as of May 21, 2004, (the "Merger Agreement"), by and among Lucent Technologies Inc., a Delaware corporation ("Acquiror"), Arreis Acquisition Inc., a Delaware corporation and wholly owned subsidiary of Acquiror ("Acquisition"), and Telica, Inc., a Delaware corporation (the "Company"). Pursuant to the Merger Agreement, Acquisition will merge with and into the Company (the "Merger"). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the exhibits thereto or in the letters delivered to Wilmer Cutler Pickering Hale and Dorr LLP and Lowenstein Sandler PC by Acquiror and the Company containing certain representations of Acquiror and the Company relevant to this opinion (the "Representation Letters"). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code"). In our capacity as counsel to Acquiror in the Merger, and for purposes of rendering this opinion, we have examined and, with your consent, have relied without independent investigation or verification upon the accuracy and completeness of the facts, information, covenants, and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Merger Agreement and the exhibits thereto, the Representation Letters, and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the genuineness of signatures, and the legal capacity of signatories. In rendering our opinion, we have assumed, with your consent, and our opinion is conditioned on, among other things, that (i) all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents; (ii) the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions; (iii) all representations contained in the Merger Agreement, as well as those representations contained in the Representation Letters, are, and at the Effective Time will be, true and complete in all material respects; (iv) any representation made in any of the documents referred to herein "to the best knowledge" (or similar qualification) of any person or party is, and at the Effective Time will be, correct without such qualification; and (v) as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement.

We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof. Any material change or inaccuracy in the facts referred to or set forth in the Merger Agreement or in the Representation Letters, or assumed herein (giving effect to all events occurring after the Effective Time) could affect our conclusions stated herein.

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The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Code, its legislative history, existing and proposed federal income tax regulations (the "Regulations"), and administrative and judicial interpretations of the Code and Regulations, all as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. A material change in any of the authorities upon which our opinion is based could affect our conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any developments after the Effective Time in the application or interpretation of the income tax laws of the United States.

Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the Internal Revenue Service (the "IRS") or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

This opinion addresses only the specific United States federal income tax consequences of the Merger set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger or any other transaction, including but not limited to (i) the tax consequences of any transaction undertaken in connection with the Merger; (ii) the tax consequences of the Merger to Stockholders of the Company that are subject to special tax rules, including but not limited to insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign individuals or entities, traders in securities that elect to apply a mark-to-market method of accounting, certain United States expatriates, Stockholders who hold their Company Capital Stock as part of a straddle, hedge, conversion transaction, or other integrated investment, Stockholders who do not hold their Company Capital Stock as capital assets, and Stockholders who have acquired their Company Capital Stock upon the exercise of employee stock options or otherwise as compensation; (iii) the tax consequences of the Merger arising in connection with the ownership of options or warrants for Company Capital Stock; or (iv) whether any event occurring after the Effective Time will be viewed as part of the plan of reorganization for United States federal income tax purposes and the effect, if any, of such event on our conclusions stated herein.

On the basis of, and subject to, the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

In rendering this opinion, we have assumed that Wilmer Cutler Pickering Hale and Dorr LLP has delivered, and has not withdrawn, an opinion that is substantially similar to this one.

This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose and may not be made available to any other person or entity without our prior written consent. This opinion also may not be relied upon except with respect to the consequences specifically discussed herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Merger. In giving this consent, however, we do not hereby concede that we are experts within the meaning of the Securities Act of 1933, as amended, or the rules and regulations thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,